Exhibit 99.1

Sections of AAR CORP.’s Preliminary Offering Memorandum, dated November 2, 2026

The following information has been excerpted from the preliminary offering memorandum, dated November 2, 2026 (the “Preliminary Offering Memorandum”), prepared by AAR CORP. in connection with its proposed offering of $955,000,000 aggregate principal amount of senior notes due 2031 (the “2031 notes”) and $960,000,000 aggregate principal amount of senior notes due 2034 (the “2034 notes” and, together with the 2031 notes, the “notes”), to be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Certain of the information set forth below has not previously been publicly disclosed and is being provided to prospective investors in connection with the offering of the notes. This Exhibit 99.1 does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any other securities. The excerpts set forth below are presented as they appear in the Preliminary Offering Memorandum and speak only as of its date. References in such excerpts to “this offering memorandum,” “herein” and similar terms refer to the Preliminary Offering Memorandum. Such excerpts also include certain terms that are defined in, and cross-references to sections of and financial statements included in, the Preliminary Offering Memorandum that are not included in this Exhibit 99.1. Certain selected defined terms are set forth under “Certain Definitions” in this Exhibit 99.1.

The excerpts set forth below include certain supplemental financial measures of MRO Holdings’ performance that are not required by, or presented in accordance with IFRS (as defined below), together with reconciliations of such measures to the most directly comparable IFRS measures. These non-IFRS measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with IFRS, have limitations as analytical tools and may not be comparable to similarly titled measures used by other companies, including competitors in the industries in which MRO Holdings competes.

The excerpts set forth below also include certain preliminary estimated unaudited financial information of MRO Holdings, as of and for the periods indicated. This information has been prepared by, and is the responsibility of, MRO Holdings’ management, is based on currently available information, reflects MRO Holdings’ and MRO Holdings’ management’s current views and may change as a result of management’s review of results and other risks, factors and uncertainties, is subject to the closing of period-end financial and accounting procedures, may differ materially from actual results and should not be unduly relied upon, and neither AAR nor MRO Holdings undertakes any obligation to update it except as required by law.

Certain Definitions

•	References herein to “AAR,” “we,” “us,” “our,” or the “Company” refer to AAR CORP. and its consolidated subsidiaries, and, for periods following the consummation of the MRO Holdings Acquisition, include MRO Holdings and its consolidated subsidiaries.

•	References herein to “MRO Holdings” refer to MRO Holdings, Inc. and its consolidated subsidiaries.

•	References herein to the “Share Purchase Agreement” refer to the Share Purchase Agreement, dated as of September 28, 2026, by and among AAR, MRO Holdings and the Seller, pursuant to which AAR will acquire 6,500 shares of MRO Holdings, representing 65% of its issued and outstanding shares, at an implied enterprise value of approximately $4.0 billion (the “MRO Holdings Acquisition”).

•	References herein to the “Transactions” refer collectively to (i) the MRO Holdings Acquisition, (ii) the issuance of the notes, (iii) the issuance of 2,215,791 shares of common stock in the PIPE Offering for gross proceeds of approximately $231.6 million, (iv) borrowings of $230.0 million under the Amended Revolving Credit Facility, (v) the funding of the Intercompany Loan and the MRO Refinancing, (vi) the issuance of 5,783.894 shares of Series A Preferred Stock with an agreed value of approximately $780.8 million and (vii) the payment of related fees and expenses.

•	References herein to “IFRS” refer to International Financial Reporting Standards and references to “GAAP” refer to accounting principles generally accepted in the United States.

•	References herein to the “Seller” refer to MROH Intermediate Holdco LLC, a Delaware limited liability company; references to “MRO HoldCo” refer to the newly formed Delaware limited liability company that will be the parent company of MRO Holdings following the consummation of the MRO Holdings Acquisition; references to “AAR NewCo” refer to a newly formed and wholly owned foreign subsidiary of AAR; and references to “Seller NewCo” refer to newly formed subsidiaries of the Seller. AAR NewCo and Seller NewCo will hold 65% and 35%, respectively (or 70% and 30%, respectively, if AAR exercises its option to acquire an additional 5% interest in MRO Holdings pursuant to the Share Purchase Agreement), of the equity interests of MRO HoldCo following the closing of the MRO Holdings Acquisition.

•	References herein to the “LLC Agreement” refer to the Amended and Restated Limited Liability Company Agreement of MRO HoldCo to be entered into by AAR NewCo, Seller NewCo and MRO HoldCo at the closing of the MRO Holdings Acquisition, and references to the “Call Option” refer to AAR NewCo’s option under the LLC Agreement to acquire all of Seller NewCo’s remaining units in MRO HoldCo over a defined timeline, including in three tranches that become exercisable on the second, third and fourth anniversaries of the closing of the MRO Holdings Acquisition.

•	References herein to the “Intercompany Loan” refer to the senior secured term loan in an aggregate principal amount of up to $1,350.0 million to be made by AAR NewCo to MRO Holdings substantially concurrently with the closing of the MRO Holdings Acquisition pursuant to an intercompany loan agreement (the “Intercompany Loan Agreement”); references to the “MRO Refinancing” refer to MRO Holdings’ use of the proceeds of the Intercompany Loan to repay or otherwise refinance in full all outstanding indebtedness under the MRO Existing Credit Agreement, terminate all commitments thereunder and release all guarantees and liens securing the obligations thereunder; and references to the “MRO Existing Credit Agreement” refer to the Credit Agreement, dated as of December 17, 2021, by and among MRO Holdings, Aeromantenimiento, S.A. and MRO Florida, Inc., as the borrowers, the Seller, as the holdings guarantor, Wilmington Trust, National Association, as administrative agent, each lender party thereto from time to time and Apollo Global Funding, LLC, as lead arranger.

BASIS OF PRESENTATION

AAR prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The audited consolidated financial statements of MRO Holdings included in this offering memorandum have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), rather than GAAP, and the unaudited condensed consolidated interim financial statements of MRO Holdings included in this offering memorandum have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, as issued by the IASB (together, “MRO Holdings’ financial statements”). IFRS differs in certain important respects from GAAP. As a result, MRO Holdings’ financial statements could be significantly different if they were prepared in accordance with GAAP, and its financial statements prepared in accordance with IFRS may not be comparable in all respects to financial statements prepared in accordance with GAAP. There are differences between IFRS and GAAP that may be material, including with respect to leases, goodwill, employee benefits, and internal-use software and development costs. In making an investment decision, investors must rely on their own examination of MRO Holdings’ results and consult with their own professional advisors for an understanding of the differences between IFRS and GAAP and how those differences might affect MRO Holdings’ financial statements included in this offering memorandum. Except as reflected in the unaudited pro forma condensed combined financial information, the pro forma preliminary estimated financial information and the pro forma non-GAAP financial information, no quantitative reconciliation or narrative discussion of the differences between IFRS and GAAP is included or incorporated by reference in this offering memorandum. We have conducted an initial review of MRO Holdings’ accounting policies under IFRS to determine material differences in accounting policies or presentation between AAR and MRO Holdings that may require recasting or reclassification to conform to AAR’s accounting policies and presentation. The adjustments reflected in the unaudited pro forma condensed combined financial information included in this offering memorandum include certain adjustments based on such initial review to align the presentation of MRO Holdings’ financial statements prepared in accordance with IFRS to the presentation of AAR’s historical consolidated financial statements prepared in accordance with GAAP. However, as of the date of this offering memorandum, we have not completed our assessment of all necessary adjustments to conform MRO Holdings’ financial statements from IFRS to GAAP and to align MRO Holdings’ significant accounting policies with those of AAR. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. As of the date of this offering memorandum, such preliminary adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein and do not purport to comply with the requirements of Article 11 of Regulation S-X. As a result, the unaudited pro forma condensed combined financial information presented herein may differ materially from financial information presented in compliance with the requirements of Article 11 of Regulation S-X. Further review of MRO Holdings’ historical accounting policies under IFRS may identify additional differences between the accounting policies of AAR and MRO Holdings that, when conformed, could have a material impact on the financial statements of the combined business following the MRO Holdings Acquisition. Although the foregoing information has been provided in this offering memorandum, we do not undertake, and expressly disclaim any obligation, to provide further information relating to our analysis of the necessary adjustments to conform MRO Holdings’ financial statements from IFRS to GAAP and to align its significant accounting policies with those of AAR. See “Risk Factors—Risks Related to the MRO Holdings Acquisition—MRO Holdings’ financial statements included in this offering memorandum have been prepared in accordance with IFRS and in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, which differ in certain significant respects from GAAP” and “Risk Factors—Risks Related to the MRO Holdings Acquisition—For the purposes of filing MRO Holdings’ financial statements with the SEC, an audit under U.S. Generally Accepted Auditing Standards must be performed. As of the date of this offering memorandum, such audit has not been completed. As a result of that audit, revisions or corrections of MRO Holdings’ financial statements may be required. Any such revision or correction, or any delay in completing the audit, could adversely affect us and the market value of the notes.”

MRO Holdings Preliminary Estimated Financial Information

September 30, 2026
Total debt(1)	$1,389.1
Net Debt(2)	$1,307.8

(1)	Total debt represents the sum of current installments of long-term debt, short-term bank loans and long-term debt, net of current installments, each calculated in accordance with IFRS.
(2)	Net Debt is defined as total debt less cash and banks. As of September 30, 2026, MRO Holdings’ total debt was $1,389.1 million and its cash and banks was $81.3 million, each calculated in accordance with IFRS.

Summary Historical Statement of Profit or Loss and Other Comprehensive Income Data of MRO Holdings

	Historical
	Year ended December 31,		Six months ended June 30,		Twelve months ended
($ in millions)	2024	2025	2025	2026	June 30, 2026
Total operating revenues	$829.2	$920.4	$465.8	$489.1	$943.7
Total operating costs	(558.7)	(596.5)	(301.0)	(320.7)	(616.1)
Gross profit	270.5	323.9	164.7	168.4	327.6
Total operating expenses	(99.2)	(120.9)	(55.4)	(68.5)	(134.1)
Operating profit	171.3	203.0	109.3	99.9	193.5
Net financial expenses	(113.4)	(109.5)	(42.8)	(60.5)	(127.2)
Profit before tax	57.9	93.5	66.5	39.4	66.3
Income tax (expense) benefit	1.1	(3.3)	(2.8)	(1.3)	(1.8)
Net income for the period	$59.1	$90.2	$63.8	$38.1	$64.6

Summary Historical Statement of Financial Position Data of MRO Holdings

	Historical
	December 31,		June 30,
($ in millions)	2024	2025	2026
Cash and banks	$82.6	$90.9	$92.3
Total assets	724.1	883.2	962.7
Total liabilities	1,022.8	1,587.8	1,626.9
Total stockholders’ (deficit)	$(298.7)	$(704.7)	$(664.2)

Other Financial Information of MRO Holdings

The following table presents MRO Holdings’ Adjusted Total Operating Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Cash Flow and Adjusted Operating Cash Flow as a Percentage of Adjusted EBITDA, as derived from MRO Holdings’ financial information prepared in accordance with IFRS for the historical periods presented.

	Historical
	Year ended December 31,		Six months ended June 30,	Six months ended June 30,	Twelve months ended June 30,
($ in millions)	2024	2025	2025	2026	2026
Adjusted Total Operating Revenues(1) (2)	$829.2	$1,042.8	$527.8	$508.9	$1,023.9
Adjusted EBITDA(1) (3)	232.5	308.0	158.4	141.8	291.4
Adjusted EBITDA Margin(1) (3)	28.0%	29.5%	30.0%	27.9%	28.5%
Adjusted Operating Cash Flow(1) (4)	118.8	207.8	95.4	50.2	162.6
Adjusted Operating Cash Flow as a Percentage of Adjusted EBITDA(1) (4)	51.1%	67.5%	60.2%	35.4%	55.8%

(1)	We present Adjusted Total Operating Revenues, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Cash Flow, which are non-IFRS financial measures, as supplemental measures of MRO Holdings’ performance. These non-IFRS financial measures are considered relevant and useful to investors in evaluating MRO Holdings’ operating performance and cash flows, as they exclude certain items that are not considered indicative of its ongoing and core operating activities. When reviewed in conjunction with MRO Holdings’ IFRS results and the accompanying reconciliations, these non-IFRS financial measures are intended to provide additional information that is useful to gain an understanding of the factors and trends affecting MRO Holdings’ business and provide a means by which to compare MRO Holdings’ operating performance and cash flows against that of other companies in the industries in which it competes. These non-IFRS measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with IFRS. See “Non-GAAP and Non-IFRS Financial Measures.”

(2)	Adjusted Total Operating Revenues is total operating revenues, adjusted to (i) eliminate the impact of out-of-period operating revenues in connection with maintenance commissions for MRO Holdings’ Aeroman facility from the period in which they were recorded in MRO Holdings’ financial statements and allocating them on a straight-line basis across each of the quarterly periods in the year in which they were earned; (ii) reclassify revenues from sales of materials to third parties presented on a net of cost basis so that they are presented on a gross basis; and (iii) give effect to the run-rate impact of new facilities by (x) adding back their estimated full-capacity operating revenues, or a portion thereof to account for any expected ramp-up, for periods prior to their commencement of full operations or prior to their full control by MRO Holdings, as applicable, and (y) subtracting the actual operating revenues generated by such new facilities in such periods.

The following table presents Adjusted Total Operating Revenues as derived from MRO Holdings’ financial statements prepared in accordance with IFRS and a reconciliation of Adjusted Total Operating Revenues to total operating revenues calculated in accordance with IFRS for the historical periods presented.

		Historical
($ in millions)	Year ended December 31, 2024	Year ended December 31, 2025	Six months ended June 30, 2025	Six months ended June 30, 2026	Twelve months ended June 30, 2026
Total Operating Revenues	$829.2	$920.4	$465.8	$489.1	$943.7
Aeroman Maintenance Commissions and Third-Party Materials Sales(a)	—	0.8	0.4	(0.8)	(0.4)
Run-rate Impact of New Facilities(b)	—	121.6	61.6	20.6	80.6
Adjusted Total Operating Revenues	$829.2	$1,042.8	$527.8	$508.9	$1,023.9

(a)           Represents adjustments to (i) eliminate the impact of out-of-period operating revenues generated in connection with MRO Holdings’ Aeroman facility’s maintenance commissions for services performed during the year ended December 31, 2025 that were recorded in MRO Holdings’ financial statements for the three months ended June 30, 2026 and allocating them on a straight-line basis across each of the quarterly periods in the year ended December 31, 2025; and (ii) reclassify revenues from sales of materials to third parties, which are presented on a net of cost basis in MRO Holdings’ financial statements, so that they are presented on a gross basis.

(b)           Represents adjustments to reflect, as described below, the estimated operating revenues that (i) Hangar 7 at MRO Holdings’ Aeroman facility, which commenced full operations in March 2026, would have generated in each month for which an adjustment is made had it been operating at 50% of its full capacity and (ii) MRO Holdings’ Rionegro facility, over which MRO Holdings obtained full control in February 2026, would have generated in each month for which an adjustment is made, had it been operating at its full capacity in line with MRO Holdings’ management’s forecast for the year ending December 31, 2026. These estimated revenues are reduced by any actual operating revenues the relevant facility generated in that month, including, in the case of the Rionegro facility, actual operating revenues generated in months before MRO Holdings obtained control of the facility.

The adjustments for Hangar 7 add back, for each month through March 2026, the first month in which Hangar 7 commenced full operations, an amount equal to the Hangar 7 Estimated Monthly Revenue, less the actual operating revenues generated by Hangar 7 in that month. Hangar 7 generated actual operating revenues in February 2026 and March 2026. No adjustments for Hangar 7 are reflected for periods before January 2025 or after March 2026. Accordingly, (i) for the year ended December 31, 2024, no Hangar 7 Estimated Monthly Revenue adjustment is reflected; (ii) for the year ended December 31, 2025 and the six months ended June 30, 2025, the adjustment for each period reflects the Hangar 7 Estimated Monthly Revenue for each of the months in each such period, less the actual operating revenues generated by Hangar 7 in those months; (iii) for the six months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly Revenue for the three months ended March 31, 2026, less the actual operating revenues generated by Hangar 7 in those months; and (iv) for the twelve months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly Revenue for the nine months ended March 31, 2026, less the actual operating revenues generated by Hangar 7 in those months. The Hangar 7 Estimated Monthly Revenue is calculated by multiplying the number of labor hours that MRO Holdings expects Hangar 7 to complete per year at full capacity by MRO Holdings’ budgeted average revenue per labor hour, divided by twelve months and applying a 50% factor to reflect the expected ramp-up of the facility.

The adjustments for the Rionegro facility add back, for each month in the periods presented, an amount equal to the Rionegro Estimated Monthly Revenue, less the actual operating revenues generated by the Rionegro facility in that month. For months before MRO Holdings obtained control of the facility in February 2026, the adjustment gives effect to the facility’s estimated operating revenues as if MRO Holdings had controlled and operated it during those months. For months after MRO Holdings obtained control, the adjustment normalizes the facility’s actual monthly operating revenues to the amounts in MRO Holdings’ forecast for the year ending December 31, 2026.

The adjustments for the Hangar 7 Estimated Monthly Revenue and Rionegro Estimated Monthly Revenue are presented for illustrative purposes only, are based on MRO Holdings’ management’s estimates and assumptions, do not reflect actual results and may not be indicative of future results. See “Risk Factors—Risks Related to the MRO Holdings Acquisition—This offering memorandum includes financial information relating to certain facilities operated or acquired by MRO Holdings that has not been audited and has not been independently verified by us.”

(3)	Adjusted EBITDA is defined as EBITDA, as adjusted to: (i) give effect to the run-rate impact of new facilities by (x) adding back their estimated full-capacity EBITDA, or a portion thereof to account for any expected ramp-up, for periods prior to their commencement of full operations or prior to their full control by MRO Holdings, as applicable, and (y) subtracting the actual EBITDA generated by such new facilities in such periods; (ii) give effect to savings as a result of acquiring control over facilities as if such acquisition of control occurred at the beginning of the period presented; (iii) add back expansion expenses; and (iv) add back certain other non-recurring and non-operating expenses. Adjusted EBITDA Margin is Adjusted EBITDA divided by Adjusted Total Operating Revenues.

The following table presents Adjusted EBITDA and Adjusted EBITDA Margin as derived from MRO Holdings’ financial statements prepared in accordance with IFRS and reconciliations of Adjusted EBITDA and Adjusted EBITDA Margin to net income and net income margin, respectively, calculated in accordance with IFRS for the historical periods presented.

		Historical
($ in millions)	Year ended December 31, 2024	Year ended December 31, 2025	Six months ended June 30, 2025	Six months ended June 30, 2026	Twelve months ended June 30, 2026
Net income	$59.1	$90.2	$63.8	$38.1	$64.6
Income tax expense (benefit)	(1.1)	3.3	2.8	1.3	1.8
Net financial expenses	113.4	109.5	42.8	60.5	127.2
Depreciation and amortization	35.1	35.6	17.7	16.0	33.9
Run-rate and Savings Impact of New Facilities(a)	12.4	45.3	22.8	8.1	30.6
Expansion expenses(b)	9.6	11.6	5.0	7.6	14.2
Other non-recurring expenses(c)	4.1	12.4	3.5	10.3	19.2
Adjusted EBITDA	$232.5	$308.0	$158.4	$141.8	$291.4
Net income margin	7.1%	9.8%	13.7%	7.8%	6.8%
Adjusted EBITDA Margin	28.0%	29.5%	30.0%	27.9%	28.5%

(a)           Represents adjustments to reflect (i) as described below, the estimated EBITDA that (x) Hangar 7 at MRO Holdings’ Aeroman facility, which commenced full operations in March 2026, would have generated in each month for which an adjustment is made had it been operating at 50% of its full capacity and (y) MRO Holdings’ Rionegro facility, over which MRO Holdings obtained full control in February 2026, would have generated in each month for which an adjustment is made, had it been operating at its full capacity in line with MRO Holdings’ management’s forecast for the year ending December 31, 2026, in each case, as reduced by any actual EBITDA the relevant facility generated in that month, including, in the case of the Rionegro facility, actual EBITDA generated in months before MRO Holdings obtained control of the facility and (ii) for periods prior to MRO Holdings’ acquisition of control of AMDL on December 30, 2025, savings as a result of the elimination of rent previously paid by MRO Holdings for a facility owned by  AMDL, as if such acquisition occurred on the first date of each of the periods presented.

The adjustments for Hangar 7 add back, for each month through March 2026, the first month in which Hangar 7 commenced full operations, an amount equal to the Hangar 7 Estimated Monthly EBITDA, less the actual EBITDA generated by Hangar 7 in that month. Hangar 7 generated actual EBITDA in February 2026 and March 2026. No adjustments for Hangar 7 are reflected for periods before January 2025 or after March 2026. Accordingly, (i) for the year ended December 31, 2024, no Hangar 7 Estimated Monthly EBITDA adjustment is reflected; (ii) for the year ended December 31, 2025 and the six months ended June 30, 2025, the adjustment for each period reflects the Hangar 7 Estimated Monthly EBITDA for each of the months in each such period, less the actual EBITDA generated by Hangar 7 in those months; (iii) for the six months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly EBITDA for the three months ended March 31, 2026, less the actual EBITDA generated by Hangar 7 in those months; and (iv) for the twelve months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly EBITDA for the nine months ended March 31, 2026, less the actual EBITDA generated by Hangar 7 in those months. The Hangar 7 Estimated Monthly EBITDA is calculated by multiplying the number of labor hours that MRO Holdings expects Hangar 7 to complete per year at full capacity by MRO Holdings’ budgeted average EBITDA per labor hour, divided by twelve months and applying a 50% factor to reflect the expected ramp-up of the facility.

The adjustments for the Rionegro facility add back, for each month in the periods presented, an amount equal to the Rionegro Estimated Monthly EBITDA, less the actual EBITDA generated by the Rionegro facility in that month. For months before MRO Holdings obtained control of the facility in February 2026, the adjustment gives effect to the facility’s estimated EBITDA as if MRO Holdings had controlled and operated it during those months. For months after MRO Holdings obtained control, the adjustment normalizes the facility’s actual monthly EBITDA to the amounts in MRO Holdings’ forecast for the year ending December 31, 2026.

The adjustments for the Hangar 7 Estimated Monthly EBITDA, Rionegro Estimated Monthly EBITDA and savings from the acquisition of AMDL are presented for illustrative purposes only, are based on MRO Holdings’ management’s estimates and assumptions, do not reflect actual results and may not be indicative of future results. See “Risk Factors—Risks Related to the MRO Holdings Acquisition—This offering memorandum includes financial information relating to certain facilities operated or acquired by MRO Holdings that has not been audited and has not been independently verified by us.”

(b)          Primarily consists of employee training costs which are incurred in order for new employees to achieve certifications to work on aircraft.

(c)           Primarily consists of special and non-recurring bonuses, foreign exchange translation gains and losses, non-recurring legal fees, out-of-period adjustments to allocate expenses to the periods in which they were originally incurred and fees paid to a non-operating executive board advisor, whose role is expected to cease upon the closing of the MRO Holdings Acquisition.

(4)	Adjusted Operating Cash Flow is net cash provided by operating activities, as adjusted to (i) give effect to the run-rate impact of new facilities by (x) adding back their estimated full-capacity net cash provided by operating activities, or a portion thereof to account for any expected ramp-up, for periods prior to their commencement of full operations or prior to their full control by MRO Holdings, as applicable, and (y) subtracting the actual net cash provided by operating activities generated by such new facilities in such periods; (ii) give effect to savings as a result of acquiring control over facilities as if such acquisition of control occurred at the beginning of the period presented; (iii) add back expansion expenses; and (iv) add back certain other non-recurring and non-operating expenses. Adjusted Operating Cash Flow as a Percentage of Adjusted EBITDA is Adjusted Operating Cash Flow divided by Adjusted EBITDA.

The following table presents Adjusted Operating Cash Flow and Adjusted Operating Cash Flow as a Percentage of Adjusted EBITDA as derived from MRO Holdings’ financial statements prepared in accordance with IFRS and a reconciliation of Adjusted Operating Cash Flow to net cash provided by operating activities calculated in accordance with IFRS for the historical periods presented.

		Historical
($ in millions)	Year ended December 31, 2024	Year ended December 31, 2025	Six months ended June 30, 2025	Six months ended June 30, 2026	Twelve months ended June 30, 2026
Net cash provided by operating activities	$100.1	$157.9	$72.8	$31.5	$116.5
Run-rate and Savings Impact of New Facilities(a)	8.9	32.6	16.4	5.8	22.0
Expansion expenses(b)	6.9	8.3	3.6	5.4	10.2
Other non-recurring expenses(c)	2.9	8.9	2.5	7.4	13.8
Adjusted Operating Cash Flow	$118.8	$207.8	$95.4	$50.2	$162.6
Adjusted Operating Cash Flow as a Percentage of Adjusted EBITDA	51.1%	67.5%	60.2%	35.4%	55.8%

(a)	Represents adjustments to reflect (i) as described below, the estimated net cash provided by operating activities that (x) Hangar 7 at MRO Holdings’ Aeroman facility, which commenced full operations in March 2026, would have generated in each month for which an adjustment is made had it been operating at 50% of its full capacity and (y) MRO Holdings’ Rionegro facility, over which MRO Holdings obtained full control in February 2026, would have generated in each month for which an adjustment is made, had it been operating at its full capacity in line with MRO Holdings’ management’s forecast for the year ending December 31, 2026, in each case, as reduced by any actual net cash provided by operating activities the relevant facility generated in that month, including, in the case of the Rionegro facility, actual net cash provided by operating activities generated in months before MRO Holdings obtained control of the facility and (ii) for periods prior to MRO Holdings’ acquisition of control of AMDL on December 30, 2025, savings as a result of the elimination of rent previously paid by MRO Holdings for a facility owned by AMDL, as if such acquisition occurred on the first date of each of the periods presented.

The adjustments for Hangar 7 add back, for each month through March 2026, the first month in which Hangar 7 commenced full operations, an amount equal to the Hangar 7 Estimated Monthly Operating Cash, less the actual net cash provided by operating activities generated by Hangar 7 in that month. Hangar 7 generated actual net cash provided by operating activities in February 2026 and March 2026. No adjustments for Hangar 7 are reflected for periods before January 2025 or after March 2026. Accordingly, (i) for the year ended December 31, 2024, no Hangar 7 Estimated Monthly Operating Cash adjustment is reflected; (ii) for the year ended December 31, 2025 and the six months ended June 30, 2025, the adjustment for each period reflects the Hangar 7 Estimated Monthly Operating Cash for each of the months in each such period, less the actual net cash provided by operating activities generated by Hangar 7 in those months; (iii) for the six months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly Operating Cash for the three months ended March 31, 2026, less the actual net cash provided by operating activities generated by Hangar 7 in those months; and (iv) for the twelve months ended June 30, 2026, the adjustment reflects the Hangar 7 Estimated Monthly Operating Cash for the nine months ended March 31, 2026, less the actual net cash provided by operating activities generated by Hangar 7 in those months. The Hangar 7 Estimated Monthly Operating Cash is calculated by multiplying the number of labor hours that MRO Holdings expects Hangar 7 to complete per year at full capacity by MRO Holdings’ budgeted average net cash provided by operating activities per labor hour, divided by twelve months and applying a 50% factor to reflect the expected ramp-up of the facility.

The adjustments for the Rionegro facility add back, for each month in the periods presented, an amount equal to the Rionegro Estimated Monthly Operating Cash, less the actual net cash provided by operating activities generated by the Rionegro facility in that month. For months before MRO Holdings obtained control of the facility in February 2026, the adjustment gives effect to the facility’s estimated net cash provided by operating activities as if MRO Holdings had controlled and operated it during those months. For months after MRO Holdings obtained control, the adjustment normalizes the facility’s actual monthly net cash provided by operating activities to the amounts in MRO Holdings’ forecast for the year ending December 31, 2026.

The adjustments for the Hangar 7 Estimated Monthly Operating Cash, Rionegro Estimated Monthly Operating Cash and savings from the acquisition of AMDL are presented for illustrative purposes only, are based on MRO Holdings’ management’s estimates and assumptions, do not reflect actual results and may not be indicative of future results. See “Risk Factors—Risks Related to the MRO Holdings Acquisition—This offering memorandum includes financial information relating to certain facilities operated or acquired by MRO Holdings that has not been audited and has not been independently verified by us.”

(b)	Primarily consists of employee training costs which are incurred in order for new employees to achieve certifications to work on aircraft.

(c)	Primarily consists of (i) non-recurring acquisition and integration-related expenses, including certain severance and other exit costs associated with the departure of a senior executive, (ii) special and non-recurring bonuses, (iii) foreign exchange translation gains and losses, (iv) non-recurring legal fees, (v) out-of-period adjustments to allocate expenses to the periods in which they were originally incurred and (vi) fees paid to a non-operating executive board advisor, whose role is expected to cease upon the closing of the MRO Holdings Acquisition.

Risks Related to the MRO Holdings Acquisition

Certain terms of the Intercompany Loan Agreement may require us to provide additional funding to, and limit the cash available to us from, MRO Holdings until we own 100% of MRO Holdings.

In connection with the MRO Holdings Acquisition, AAR NewCo will make the Intercompany Loan to MRO Holdings in an aggregate principal amount of up to $1,350.0 million to fund the MRO Refinancing. The Intercompany Loan will be eliminated in our consolidated financial statements. Under the Intercompany Loan Agreement and the LLC Agreement, beginning with the first fiscal quarter ending after the second anniversary of the closing date, and once a year after that until we own 100% of MRO Holdings, AAR NewCo will be required to provide incremental term loans to MRO Holdings if its total net leverage ratio is below 3.50 to 1.00. However, if AAR NewCo does not make certain exercises of the Call Option within the applicable exercise period, the target ratio becomes 4.00 to 1.00 beginning after the third anniversary of the closing date of the MRO Holdings Acquisition. AAR NewCo’s obligation to provide any incremental term loan is subject to customary conditions and does not apply while certain specified disruptions exist in the high-yield bond market. If a required incremental term loan is not provided for that reason, AAR NewCo will be required to provide such incremental term loans after those market conditions end, and may be required to provide additional incremental term loans in certain circumstances, in each case subject to MRO Holdings meeting applicable leverage tests. Funding these loans would use cash that might otherwise be available for other purposes. In addition, the LLC Agreement requires these leverage adjustments to be taken into account in determining the amount of distributions made by MRO HoldCo to its members, which is generally pro rata based on members’ units. As a result, a portion of the amounts funded through such increases in the Intercompany Loan may be distributed to Seller NewCo and not to us. AAR NewCo may also, at its option, provide emergency funding to MRO Holdings in certain exigent circumstances, which would be added to the principal amount of the Intercompany Loan.

Subject to certain exceptions, MRO Holdings’ excess cash flow will be used to repay the Intercompany Loan during the first two years following the closing of the MRO Holdings Acquisition and following that, MRO Holdings’ excess cash flow will be available for repayments of the Intercompany Loan and for distributions under the LLC Agreement, depending on MRO Holdings’ net leverage. However, repayment of the Intercompany Loan will depend on MRO Holdings’ cash flows. The loan does not amortize and matures seven and one-half years after closing. In addition, for as long as Seller NewCo holds an interest in MRO HoldCo, the LLC Agreement gives it certain protections. These include the right to consent to amendments to, and voluntary prepayments of, the Intercompany Loan. They also include the right, following certain events of default and enforcement actions by AAR NewCo, to purchase a pro rata portion of the Intercompany Loan, during which time AAR NewCo may not enforce against the collateral and, if exercised, AAR NewCo would share the collateral with, and need the consent of, Seller NewCo for material collateral matters. The collateral securing the Intercompany Loan is located primarily outside the United States and subject to foreign enforcement laws. Holders of the notes will have no direct claim against AAR NewCo, MRO HoldCo or MRO Holdings, and will not benefit from the Intercompany Loan or the collateral securing it, other than as a function of our ownership of AAR NewCo. The leverage adjustments described above could reduce or delay the cash available to us from MRO Holdings, which could otherwise be used for other purposes, such as to service our indebtedness, including the notes, until we exercise our Call Option and acquire all remaining interests in MRO Holdings.

In addition, because AAR NewCo, MRO HoldCo and MRO Holdings will be restricted subsidiaries, the Indenture will not limit our ability to transfer cash or other assets to them, including through incremental term loans or emergency funding under the Intercompany Loan Agreement, even though we will own only 65% of MRO HoldCo (assuming we do not exercise our option to acquire any additional interests in MRO Holdings). As distributions by MRO HoldCo must be made to its members on a pro rata basis based on their respective units, Seller NewCo will be entitled to its pro rata share of any cash distributed by MRO HoldCo, including cash made available as a result of any such increases in the Intercompany Loan balance, even though we will have provided all of the funding for such increases in the Intercompany Loan balance. Any such amounts distributed to Seller NewCo will not be available to service the notes unless and until repaid under the Intercompany Loan Agreement, or otherwise returned to us, which may not occur when needed, or at all.

MRO Holdings’ financial statements included in this offering memorandum have been prepared in accordance with IFRS and in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, which differ in certain significant respects from GAAP.

MRO Holdings’ financial statements included in this offering memorandum have been prepared in accordance with IFRS and in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB. There are certain significant differences between IFRS and GAAP, including, among others, differences related to leases, goodwill, employee benefits, and internal-use software and development costs. Thus, MRO Holdings’ financial statements could be significantly different if they had been prepared in accordance with GAAP. As a result, you may not be able to meaningfully compare MRO Holdings’ financial statements with our financial statements, or with those of other companies that prepare financial statements under GAAP.

For the purposes of filing MRO Holdings’ financial statements with the SEC, an audit under U.S. Generally Accepted Auditing Standards must be performed. As of the date of this offering memorandum, such audit has not been completed. As a result of that audit, revisions or corrections of MRO Holdings’ financial statements may be required. Any such revision or correction, or any delay in completing the audit, could adversely affect us and the market value of the notes.

MRO Holdings’ audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024 included in this offering memorandum have been audited in accordance with International Standards on Auditing. In connection with the Transactions, including the financial statements and pro forma financial information that we expect to file with the SEC following the consummation of the MRO Holdings Acquisition, MRO Holdings’ audited consolidated financial statements will be audited in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”). As of the date of this offering memorandum, that audit has not been completed. In this regard, MRO Holdings’ financial statements are subject to revision and items may be identified that require adjustments or corrections to MRO Holdings’ financial statements. An adjustment, revision, correction, or delay in connection with the U.S. GAAS audit could adversely affect us and the comparability of MRO Holdings’ financial information included in this offering memorandum with financial information that we file with the SEC following the consummation of the MRO Holdings Acquisition.

See “Basis of Presentation,” “Non-GAAP and Non-IFRS Financial Measures,” “—MRO Holdings’ financial statements included in this offering memorandum have been prepared in accordance with IFRS and in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, which differ in certain significant respects from GAAP,” “—MRO Holdings currently is not subject to the internal control over financial reporting and other compliance obligations of the U.S. securities laws, and we may not be able to timely and effectively implement controls and procedures over MRO Holdings’ operations as required under the U.S. securities laws,” and “—The unaudited pro forma condensed combined financial information contained in this offering memorandum may not accurately reflect our financial position or results of operations following the completion of the Transactions.”

This offering memorandum includes financial information relating to certain facilities operated or acquired by MRO Holdings that has not been audited and has not been independently verified by us.

Certain non-IFRS financial measures of MRO Holdings and certain non-GAAP pro forma financial measures of AAR derived in part therefrom included in this offering memorandum give effect to the results of certain facilities operated or acquired by MRO Holdings, including its Hangar 7 and Rionegro facilities, as if such facilities had commenced operations or been acquired, as applicable, in earlier periods. Such results for periods preceding the commencement of operations or acquisition of these facilities, as applicable, are not reflected in MRO Holdings’ financial statements included in this offering memorandum. Although we believe such information to be accurate, such information has not been independently verified by us, and no independent auditor has audited, reviewed or compiled, examined or performed any procedures with respect to it.

MRO Holdings currently is not subject to the internal control over financial reporting and other compliance obligations of the U.S. securities laws, and we may not be able to timely and effectively implement controls and procedures over MRO Holdings’ operations as required under the U.S. securities laws.

MRO Holdings currently is not subject to the information and reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or other U.S. federal securities laws, including the compliance obligations relating to, among other things, the maintenance of a system of internal control over financial reporting and disclosure controls and procedures as contemplated by the Exchange Act and the Sarbanes-Oxley Act. Following the consummation of the MRO Holdings Acquisition, we will consolidate MRO Holdings in our financial statements and will need to timely and effectively implement controls and procedures over MRO Holdings’ operations, which are conducted substantially outside the United States, necessary to satisfy those requirements, including in connection with conforming MRO Holdings’ accounting policies to GAAP and to our accounting policies. We intend to take appropriate measures to establish or implement internal controls at MRO Holdings aimed at successfully fulfilling these requirements. However, it is possible that we may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures, which could result in increased costs, enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations, and other material and adverse events that could have a negative effect on our business, financial condition, and results of operations. Further, we may discover deficiencies or material weaknesses in MRO Holdings’ internal control over financial reporting that could result in errors or material misstatements of our consolidated financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

This offering memorandum includes preliminary estimated financial information of MRO Holdings that has not been independently reviewed or audited.

The preliminary estimated unaudited financial information of MRO Holdings as of and for the three, nine and twelve months ended September 30, 2026, and the pro forma preliminary estimated financial information derived in part therefrom, included in this offering memorandum are preliminary estimates that have been prepared in good faith using internal management accounts and based upon assumptions that MRO Holdings’ management believes to be reasonable as of the date of this offering memorandum. MRO Holdings’ actual results for such periods are subject to completion of its financial closing procedures and further financial review and may differ materially from such preliminary estimates. These unaudited preliminary estimates are presented for informational purposes only. You should not place undue reliance on them nor should you view them as a substitute for financial statements prepared in accordance with IFRS for such periods when they become available. Such information should not be viewed as indicative of results for any future period. See “Summary—Recent Developments—MRO Holdings Preliminary Estimated Financial Information.”

The unaudited pro forma condensed combined financial information contained in this offering memorandum may not accurately reflect our financial position or results of operations following the completion of the Transactions.

The unaudited pro forma condensed combined financial information contained in this offering memorandum is presented for illustrative purposes only, includes various estimates that are subject to material change and may not be an indication of what our financial position or results of operations would be had the Transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from our audited and unaudited historical financial statements, along with those of MRO Holdings, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the Transactions. The assets and liabilities of MRO Holdings have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. Because we will acquire a 65% controlling interest in MRO HoldCo and consolidate it, the unaudited pro forma condensed combined financial information reflects 100% of the identifiable assets acquired and liabilities assumed at fair value, and the 35% interest held by Seller NewCo is presented as a noncontrolling interest, also measured at fair value. The process for estimating the fair value of acquired assets, assumed liabilities, and the noncontrolling interest requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed.

In addition, MRO Holdings’ financial statements were prepared in accordance with IFRS, while our historical consolidated financial statements were prepared in accordance with GAAP. The pro forma financial information includes adjustments to conform MRO Holdings’ financial statements to GAAP and to align its significant accounting policies with ours. We have not yet completed our assessment of all such adjustments, and these adjustments are therefore preliminary and subject to change as additional information becomes available and as additional analysis is performed. A more detailed review of MRO Holdings’ accounting policies may identify additional differences that, when conformed, could have a material impact on the financial statements of the combined business following the Transactions. Furthermore, the pro forma financial information also assumes certain financing costs, including interest costs, which are preliminary and subject to change as additional information becomes available and as interest rates fluctuate.

Certain of the pro forma adjustments reflected in the non-GAAP pro forma financial information included in this offering memorandum have been tax-effected, in certain cases at 28% (AAR’s rate) and in others at 0% (MRO Holdings’ rate). The pro forma adjustments reflected in the unaudited pro forma condensed combined statement of income information included in this offering memorandum have instead been tax-effected using an assumed income tax rate of 25%, which reflects a blended tax rate of the jurisdictions in which AAR and MRO Holdings currently operate, and in which they are expected to continue to operate following the consummation of the MRO Holdings Acquisition. As a result, the after-tax figures in the non-GAAP pro forma financial information included in this offering memorandum are not directly comparable to corresponding figures in the unaudited pro forma condensed combined statement of income information included in this offering memorandum, and may differ from them. The assumed income tax rates are based on management’s current estimates, are presented for illustrative purposes only, and do not necessarily reflect the effective tax rate that we will experience following the consummation of the Transactions. Our effective tax rate following the consummation of the MRO Holdings Acquisition could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, those rates will likely vary from the actual effective rate in periods subsequent to completion of the Transactions.

Differences between preliminary estimates in the pro forma financial information and the final accounting for the Transactions will occur and could have a material impact on the pro forma financial information and the combined business’s financial position and future results of operations. Acquisition accounting rules require evaluation of certain assumptions, estimates, or determinations of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Our accounting policies and acquisition accounting rules may materially vary from those of MRO Holdings. Any changes in assumptions, estimates, or financial statement classifications may be material and may have a material adverse effect on our assets, liabilities, or future earnings. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Transactions. In addition, the unaudited pro forma condensed combined financial information contained in this offering memorandum is not necessarily indicative of our future financial position or results of operations following the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AAR CORP. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

For the three months ended August 31, 2026

(in millions, except per share amounts)

	Historical	Reclassified Historical	Transaction Accounting Adjustments
	AAR U.S. GAAP	MROH IFRS	Acquisition		Financing	Pro Forma Combined
		(Note 2)	(Note 4)		(Note 5)
Sales	$918.0	$252.2	$—		$—	$1,170.2
Cost of sales	741.7	167.2	2.4	a) c)	—	911.3
Gross profit	176.3	85.0	(2.4)		—	258.9
Selling, general, and administrative expenses	107.0	33.4	55.4	a) b) d)	—	195.8
Earnings from joint ventures	2.8	0.1	—		—	2.9
Operating income	72.1	51.7	(57.8)		—	66.0
Other expense, net	(0.5)	—	—		—	(0.5)
Interest expense, net	(16.2)	(30.9)	1.6	a)	(26.3)	(71.8)
Income (Loss) before income taxes	55.4	20.8	(56.2)		(26.3)	(6.3)
Income tax expense (benefit)	15.3	0.6	(14.0)	e)	(6.6)	(4.7)
Net income (loss)	40.1	20.2	(42.2)		(19.7)	(1.6)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	—	(0.7)	7.9	i)	—	7.2
Net income (loss) attributable to AAR CORP.	$40.1	$19.5	$(34.3)		$(19.7)	$5.6

Earnings per share:
Basic	$1.01					$0.12
Diluted	1.00					0.12

Weighted average shares outstanding:
Basic	39.6					47.6
Diluted	39.9					47.9

See accompanying Notes to unaudited pro forma condensed combined financial statements.

AAR CORP. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended May 31, 2026

(in millions, except per share amounts)

	Historical	Reclassified Historical	Transaction Accounting Adjustments			Pro
	AAR U.S. GAAP	MROH IFRS	Acquisition		Financing	Forma Combined
		(Note 2)	(Note 4)		(Note 5)
Sales	$3,308.0	$926.9	$—		$—	$4,234.9
Cost of sales	2,686.0	602.5	12.5	a) c)	—	3,301.0
Gross profit	622.0	324.4	(12.5)		—	933.9
Selling, general, and administrative expenses	351.4	129.7	109.9	a) b) d)	—	591.0
Earnings from joint ventures	7.2	0.5	—		—	7.7
Operating income	277.8	195.2	(122.4)		—	350.6
Bargain purchase gain	29.5	—	—		—	29.5
Gain on sale of headquarters building	9.8	—	—		—	9.8
Other expense, net	(0.7)	—	—		—	(0.7)
Interest expense, net	(70.5)	(118.2)	9.2	a)	(54.0)	(233.5)
Income before income taxes	245.9	77.0	(113.2)		(54.0)	155.7
Income tax expense (benefit)	58.2	3.6	(24.4)	a) e)	(13.5)	23.9
Net income	187.7	73.4	(88.8)		(40.5)	131.8
Less: Net income (loss) attributable to noncontrolling interest, net of tax	—	(2.9)	6.3	i)	—	3.4
Net income (loss) attributable to AAR CORP.	$187.7	$70.5	$(82.5)		$(40.5)	$135.2

Earnings per share:
Basic	$4.88					$2.92
Diluted	4.86					2.92

Weighted average shares outstanding:
Basic	38.3					46.3
Diluted	38.4					46.4

See accompanying Notes to unaudited pro forma condensed combined financial statements.

AAR CORP. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of August 31, 2026

(in millions)

	Historical AAR U.S.	Reclassified Historical MROH	Transaction Accounting Adjustments			Pro Forma
	GAAP	IFRS	Acquisition		Financing	Combined
		(Note 2)	(Note 4)		(Note 5)
ASSETS
Cash and cash equivalents	$104.5	$92.2	$(1,153.1)	f)	$1,032.3	$75.9
Restricted cash	8.6	—	22.5	f)	—	31.1
Accounts receivable, net	436.4	74.9	—		—	511.3
Contract assets	147.3	44.6	—		—	191.9
Inventories	1,008.9	107.2	—		—	1,116.1
Prepaid expenses and other current assets	134.1	41.0	—		—	175.1
Total current assets	1,839.8	359.9	(1,130.6)		1,032.3	2,101.4

Property, plant and equipment, net	172.3	174.5	(61.3)	a) c)	—	285.5
Goodwill	564.8	303.4	2,690.1	g)	—	3,558.3
Intangible assets, net	287.9	27.1	840.0	d)	—	1,155.0
Operating lease right-of-use assets, net	205.3	72.4	90.4	a)		368.1
Rotable assets, net	150.4	—	—		—	150.4
Other non-current assets	206.4	25.4	—		—	231.8
	$3,426.9	$962.7	$2,428.6		$1,032.3	$7,850.5

LIABILITIES AND EQUITY
Accounts payable	$337.9	$62.1	$—		$—	$400.0
Current maturities of long-term debt	—	11.8	—		(11.8)	—
Short-term bank loans	—	70.1	—		—	70.1
Deferred revenue	40.8	16.4	—		—	57.2
Accrued and other liabilities	272.0	77.8	39.0	b)	—	388.8
Total current liabilities	650.7	238.2	39.0		(11.8)	916.1

Long-term debt	879.6	1,300.4	—		823.2	3,003.2
Operating lease liabilities	98.8	68.4	—		—	167.2
Other liabilities	55.4	19.9	4.0		—	79.3
Total liabilities	1,684.5	1,626.9	43.0		811.4	4,165.8
Equity:
AAR CORP. equity
Common stock	48.8	—	—		—	48.8
Capital surplus	785.6	11.5	769.3	f)	220.9	1,787.3

Retained earnings	1,197.2	(681.0)	642.0	b) h)	—	1,158.2
Treasury stock	(286.0)	—	—		—	(286.0)
Accumulated other comprehensive loss	(3.2)	(0.5)	0.5		—	(3.2)
Total AAR CORP. equity	1,742.4	(670.0)	1,411.8		220.9	2,705.1
Noncontrolling interest in subsidiary	—	5.8	973.8	i)	—	979.6
Total equity	1,742.4	(664.2)	2,385.6		220.9	3,684.7
	$3,426.9	$962.7	$2,428.6		$1,032.3	$7,850.5

See accompanying Notes to unaudited pro forma condensed combined financial statements.

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not comply with GAAP, the requirements of Article 11 of Regulation S-X under the Securities Act or any other accounting or securities regulations relating to the presentation of pro forma financial information. AAR’s fiscal year ends on May 31 and MRO Holdings’ fiscal year ends on December 31. For purposes of the preparation of the unaudited pro forma condensed combined financial information and to aid in providing meaningful comparative information, financial information for MRO Holdings for the twelve months ended March 31, 2026 and the three months ended June 30, 2026 has been derived from the MRO Holdings Financial Statements and combined with AAR’s financial information for the year ended May 31, 2026 and the three months ended August 31, 2026, respectively.

The unaudited pro forma condensed combined financial information was prepared using:

•	the historical unaudited condensed consolidated financial statements of AAR as of and for the three months ended August 31, 2026;

•	the historical audited consolidated financial statements of AAR for the year ended May 31, 2026;

•	the historical audited consolidated financial statements of MRO Holdings as of and for the year ended December 31, 2025;

•	the historical unaudited condensed consolidated financial information of MRO Holdings for the twelve months ended March 31, 2026, prepared by combining financial information for the year ended December 31, 2025 with financial information for the three months ended March 31, 2026 and subtracting financial information for the three months ended March 31, 2025;

•	the historical unaudited condensed consolidated financial statements of MRO Holdings as of June 30, 2026; and

•	the historical unaudited condensed consolidated financial information of MRO Holdings for the three months ended June 30, 2026, prepared by subtracting financial information for the three months ended March 31, 2026 from financial information for the six months ended June 30, 2026.

The historical audited and unaudited consolidated financial statements of AAR are prepared in accordance with GAAP and are reported in U.S. dollars. The historical audited and unaudited consolidated financial statements of MRO Holdings are prepared in accordance with IFRS and are reported in U.S. dollars. The unaudited pro forma condensed combined statements of income (loss) information for the year ended May 31, 2026 and the three months ended August 31, 2026 give effect to the Transactions as if they had occurred on June 1, 2025, the first day of AAR’s fiscal year 2026. The unaudited pro forma condensed combined balance sheet information as of August 31, 2026 gives effect to the Transactions as if they had occurred on that date.

The MRO Holdings Acquisition will be accounted for using the acquisition method of accounting, as prescribed in ASC 805, Business Combinations, which requires an allocation of the purchase consideration to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. As AAR will acquire a 65% controlling interest in MRO HoldCo and will consolidate MRO HoldCo and its subsidiaries, including MRO Holdings, the unaudited pro forma condensed combined financial information reflects 100% of the assets, liabilities and results of operations of MRO HoldCo and its subsidiaries. The 35% interest held by Seller NewCo is presented as a noncontrolling interest. As of the date of this offering memorandum, AAR has not completed the detailed valuation study necessary to determine the final estimates of the fair value of MRO Holdings’ assets acquired and liabilities assumed, the noncontrolling interest to be held by Seller NewCo, and the related allocations of purchase consideration.

Material adjustments and reclassifications have been made to reflect MRO Holdings’ historical audited and unaudited consolidated financial statements on a GAAP basis, to align MRO Holdings’ historical significant accounting policies under IFRS to AAR’s significant accounting policies under GAAP, and to conform MRO Holdings’ consolidated income statements and consolidated balance sheet line items to AAR’s presentation. These adjustments are based on an initial review of MRO Holdings’ accounting policies under IFRS to identify material differences in accounting policies or presentation between AAR and MRO Holdings that may require recasting or reclassification. As of the date of this offering memorandum, AAR has not completed its assessment of all necessary adjustments to conform MRO Holdings’ financial information from IFRS to GAAP and to align MRO Holdings’ significant accounting policies with those of AAR. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein. AAR has estimated the fair value of MRO Holdings’ assets and liabilities based on discussions with MRO Holdings’ management, due diligence and information presented in MRO Holdings’ audited and unaudited consolidated financial statements. The final purchase price allocation may be materially different from the preliminary purchase price allocation presented herein.

Upon the closing of the MRO Holdings Acquisition, AAR will likely consolidate the results of MRO Holdings on a reporting lag as permitted by ASC 810, Consolidation, of up to two months as the MRO Holdings financial statements are not expected to be completed on a timely basis that is sufficient for AAR to consolidate the results on a current basis.

Note 2 – Reclassifications of MRO Holdings’ Financial Statements

MRO Holdings’ historical balances reflect certain reclassifications of MRO Holdings’ consolidated statement of profit or loss and other comprehensive income and consolidated statement of financial position categories to conform to AAR’s presentation in its consolidated statement of operations and consolidated balance sheet. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma condensed combined financial information of the combined group.

The following reclassifications were made to MRO Holdings’ historical consolidated income statement information to conform to AAR’s historical presentation:

Income Statement Information for the three months ended August 31, 2026

($ in millions)

MROH Financial Statement Line	MROH Historical Amount for the three months ended June 30, 2026	Reclassifications		MROH Reclassified Amount	AAR Financial Statement Line
Total operating revenues	$252.2			$252.2	Sales
Operating costs	167.1			167.1	Cost of sales
Selling expenses	3.0	(3.0)	1)
Administrative expenses	28.6	(28.6)	1)
Expansion expenses	3.2	(3.2)	1)	33.4	Selling, general, and administrative expenses
Other operating income and expense, net	(1.4)	1.4	2)	(0.1)	Earnings from joint ventures
Net financial expenses	30.9			30.9	Interest expense, net

Income Statement Information for the Year Ended May 31, 2026

($ in millions)

MROH Financial Statement Line	MROH Historical Amount for the twelve months ended March 31, 2026	Reclassifications		MROH Reclassified Amount	AAR Financial Statement Line
Total operating revenues	$926.9			$926.9	Sales
Operating costs	602.6			602.6	Cost of sales
Selling expenses	7.3	(7.3)	1)
Administrative expenses	110.9	(110.9)	1)
Expansion expenses	13.1	(13.1)	1)	129.7	Selling, general, and administrative expenses
Other operating income and expense, net	(2.2)	2.5	2)	(0.5)	Earnings from joint ventures
Net financial expenses	118.2			118.2	Interest expense, net

1)	Selling expenses, Administrative expenses, and Expansion expenses are reclassified to Selling, general, and administrative expenses.

2)	Joint venture income included in Other operating income and expense, net is reclassified to Earnings from joint ventures and the remainder of Other operating income and expense, net is reclassified to Selling, general, and administrative expenses.

The following reclassifications were made to MRO Holdings’ historical consolidated balance sheet information to conform to AAR’s historical presentation:

Balance Sheet Information as of August 31, 2026

($ in millions)

MROH Financial Statement Line	MROH Historical Amount as of June 30, 2026	Reclassifications		MROH Reclassified Amount	AAR Financial Statement Line
Assets
Current:
Accounts receivable-net	$119.3	$(44.4)	1) 2)	$74.9	Accounts receivable, net
Accounts receivable from related companies	0.2	(0.2)	2)
		44.6	1)	44.6	Contract assets
Prepaid expenses	10.7	(10.7)	3)
Income tax receivable	3.0	(3.0)	3)
Sales tax receivable	27.0	(27.0)	3)
Other assets, current portion	0.3	(0.3)	3)	41.0	Prepaid expenses and other current assets
Non current:
Long-term accounts receivable	2.0	(2.0)	4)
Long-term inventories	2.0	(2.0)	4)
Deferred tax assets	12.3	(12.3)	4)
Investment in joint venture	4.1	(4.1)	4)
Financial assets	3.9	(3.9)	4)
Other assets	1.1	(1.1)	4)	25.4	Other non-current assets
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Other accounts payable and accrued expenses	86.0	(86.0)	5)
		16.4	5)	16.4	Deferred revenue
Lease liability, current portion	8.2	(8.2)	6)	77.8	Accrued and other liabilities
Non current liabilities:
Provision for labor obligations and other benefits	19.9			19.9	Other liabilities
Stockholders’ Equity (Deficit):
Reserves	11.5			11.5	Capital surplus
Accumulated deficit	(681.0)			(681.0)	Retained earnings

1)	Contract assets included in Accounts receivable-net are reclassified to Contract assets.
2)	Accounts receivable from related companies are reclassified to Accounts receivable, net.
3)	Prepaid expenses, Income tax receivable, Sales tax receivable, and Other assets, current portion, are reclassified to Prepaid expenses and other current assets.
4)	Long-term accounts receivable, Long-term inventories, Deferred tax assets, Investment in joint venture, Financial assets, and Other assets are reclassified to Other non-current assets.
5)	Deferred revenue included in Other accounts payable and accrued expenses are reclassified to Deferred revenue and the remainder of Other accounts payable and accrued expenses are reclassified to Accrued and other liabilities.
6)	Lease liability, current portion, is reclassified to Accrued and other liabilities.

Note 3 – Purchase Consideration Adjustments

Aggregate consideration for the MRO Holdings Acquisition consists of $2,600.0 million and includes (i) the issuance of 5,783.894 shares of Series A Preferred Stock which has an agreed value of $780.8 million and (ii) cash payments of $1,819.2 million (subject to certain adjustments), including $22.5 million to be deposited with an escrow agent to secure the Post-Closing Adjustment.

The table below summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed of MRO Holdings for the purposes of the unaudited pro forma condensed combined financial information as if the Transactions had occurred on August 31, 2026 ($ in millions):

Cash and cash equivalents	$92.2
Accounts receivable	74.9
Contract assets	44.6
Inventories	107.2
Other current assets	41.0
Property, plant and equipment	113.2
Intangible assets	867.1
Operating lease right-of-use assets, net	162.8
Other non-current assets	25.4
Current liabilities	(238.2)
Non-current liabilities	(1,392.7)
Net liabilities assumed	(102.5)
Goodwill	2,993.5
Less: cash acquired	(92.2)
$2,798.8

Note 4 – Acquisition Adjustments

MRO Holdings reports its historical consolidated financial statements in accordance with IFRS, which differ in certain material respects from GAAP. The acquisition adjustments include the alignment of MRO Holdings’ significant accounting policies under IFRS with AAR’s significant accounting policies under GAAP and adjustments to reflect the preliminary application of acquisition accounting under ASC 805. Specifically, material adjustments related to leases necessary to reflect MRO Holdings’ historical audited and unaudited consolidated financial statements on a GAAP basis are included within the related acquisition accounting adjustments rather than presented separately as IFRS to GAAP adjustments, as the underlying balances are remeasured in connection with the application of acquisition accounting.

Further review may identify additional adjustments that could materially affect the unaudited pro forma condensed combined financial information.

a)	Leases

The adjustments reflect the recognition of leases in accordance with ASC 805 and the conformity of MRO Holdings’ historical lease accounting under IFRS to GAAP. Under IFRS, lessees apply a single model to all leases, while GAAP requires leases to be classified as either operating or finance leases. The following adjustments include a reclassification of operating lease liabilities under GAAP to conform with AAR’s presentation of operating leases. Under IFRS, the right-of-use (“ROU”) asset is generally amortized on a straight-line basis and both the amortization and the accretion on the lease liability are presented based on their nature. Under GAAP, after initial recognition, for an operating lease, a lessee generally amortizes the ROU asset as a balancing amount that together with accretion on the lease liability generally produces straight-line total lease expense which is recognized as a single operating expense. In addition, certain leased assets have been determined to be lessor assets under GAAP as compared to leasehold improvements under IFRS. The following table presents the adjustments to lease obligations and the related ROU assets, and the increases or decreases to the corresponding historical financial statement line items ($ in millions):

	As of August 31, 2026	Three months ended August 31, 2026	Year ended May 31, 2026
Property, plant and equipment, net	$(78.8)
Goodwill	0.3
Operating lease right-of-use assets, net	90.4
Operating lease liabilities	(0.2)
Other liabilities	4.2
Retained earnings	6.3
Accumulated other comprehensive loss	1.6
Cost of sales		$1.6	$9.2
Selling, general and administrative expenses		(0.7)	10.3
Interest expense, net		(1.6)	(9.2)
Income tax expense			3.9

b)	Transaction costs

AAR will incur non-recurring legal advisory, financial advisory and accounting costs to complete the Transactions. These transaction costs are estimated to be $53.0 million, including the Bridge Credit Facility commitment fee through its termination, and are included in Selling, general, and administrative expenses in the unaudited pro forma condensed combined statements of income information for the three months ended August 31, 2026 and the year ended May 31, 2026 and in Accrued and other liabilities in the unaudited pro forma condensed combined balance sheet as of August 31, 2026. The adjustments reflect a corresponding increase to Accrued and other liabilities on the unaudited pro forma condensed combined balance sheet information.

c)	Property, plant and equipment, net

The unaudited pro forma condensed combined financial information reflects preliminary estimates of the fair values of property, plant and equipment acquired by AAR. The estimated fair values are based on available information as of the date of this offering memorandum.

The increase in the carrying value of MRO Holdings’ property, plant, and equipment estimated acquisition date fair value is $17.5 million which will be depreciated using the straight-line method. The depreciation expense adjustments to the unaudited pro forma condensed combined income statement information were $0.8 million and $3.3 million for the three months ended August 31, 2026 and the year ended May 31, 2026, respectively. A 10% increase or decrease in the carrying value of MRO Holdings’ property, plant and equipment estimated acquisition date fair value would result in an approximate $0.3 million increase or decrease, respectively, in annual depreciation expense.

d)	Intangible assets

The unaudited pro forma condensed combined financial information reflects preliminary estimates of the fair values of identifiable intangible assets acquired by AAR. The estimated fair values are based on available information as of the date of this offering memorandum.

The following table summarizes the estimated useful lives, which will be amortized using the straight-line method:

		Amortization Expense
	Useful Life in Years	Three months ended August 31, 2026	Twelve months ended August 31, 2026	Year ended May 31, 2026
Customer relationship	15.0	$13.3	$53.3	$53.3
Tradename	indefinite-lived	n/a	n/a	n/a

Amortization expense for the customer relationship intangible asset is recognized in Selling, general, and administrative expenses. These preliminary estimates of fair value and estimated useful lives may differ once the purchase price allocation is finalized during the measurement period following the closing of the MRO Holdings Acquisition. A 10% change in the fair value of amortizable intangible assets would increase or decrease amortization expense on the unaudited pro forma condensed combined income statement information by $1.3 million and $5.3 million for the three months ended August 31, 2026 and the year ended May 31, 2026, respectively.

e)	Income taxes

Income tax expense (benefit) in the unaudited pro forma condensed combined income statement information was recognized at 25%, which is based on a blended tax rate of the collective jurisdictions that AAR and MRO Holdings currently, and following the MRO Holdings Acquisition are expected to continue to, operate in. AAR’s effective tax rate following the consummation of the MRO Holdings Acquisition could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Transactions.

No transaction accounting adjustments were recorded related to deferred tax assets or liabilities from the preliminary purchase price allocation on the unaudited pro forma condensed combined balance sheet as of August 31, 2026 other than adjustments related to the conversion of lease accounting from IFRS to GAAP. Estimated deferred taxes have not been recognized on any potential book to tax basis differences as a result of the expected deductibility on the fair value adjustments to property, plant and equipment, intangible assets, and other adjustments based on the structure of the transaction. As additional information is obtained during the purchase price allocation process, the recognition of deferred tax assets or liabilities could significantly impact goodwill or income tax expense following the acquisition date.

f)	Purchase consideration

The adjustments reflect the estimated consideration to acquire MRO Holdings as further described in Note 3.

g)	Goodwill

Goodwill is calculated as the difference between the purchase consideration and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed of MRO Holdings. The fair value of assets acquired and liabilities assumed is preliminary and will be finalized following completion of the MRO Holdings Acquisition. Goodwill of $2,993.5 million is based on the preliminary purchase price allocation, and may increase or decrease based on the final purchase price allocation. The majority of the goodwill recognized in connection with the MRO Holdings Acquisition is expected to be deductible for income tax purposes.

h)	Equity

The adjustments reflect the elimination of MRO Holdings’ historical equity and the issuance of 5,783.894 shares of Series A Preferred Stock which have an agreed value of $780.8 million as part of the Purchase Consideration.

i)	Noncontrolling Interest

The adjustments reflect the impact of the 35% noncontrolling interest including the fair value as of August 31, 2026 and the impact of the noncontrolling interest on earnings.

Note 5 – Financing Adjustments

The financing adjustments reflect the following:

•	the issuance of $955.0 million aggregate principal amount of notes due 2031 (with an assumed interest rate of 6.50%) and $960.0 million aggregate principal amount of notes due 2034 (with an assumed interest rate of 6.75%);

•	an estimated draw of approximately $230.0 million under the Amended Revolving Credit Facility (with an assumed interest rate of 5.30%);

•	the issuance of 2,215,791 shares of Common Stock in the PIPE Offering at a purchase price of $104.50 per share, for gross proceeds of approximately $231.6 million (or approximately $220.9 million, net of estimated issuance costs of $10.7 million); and

•	the funding by AAR NewCo of the Intercompany Loan to MRO Holdings, in an aggregate principal amount of up to $1,350.0 million, and MRO Holdings’ use of those proceeds to repay in full all outstanding indebtedness under the MRO Existing Credit Agreement in the MRO Refinancing. The Intercompany Loan, and the related interest income and interest expense, are eliminated in consolidation.

AAR intends to use the net proceeds from this offering, together with the net proceeds from the PIPE Offering and borrowings under the Amended Revolving Credit Facility, to (a) finance the cash consideration payable in connection with the MRO Holdings Acquisition, (b) fund the Intercompany Loan, (c) pay premiums, fees and expenses incurred in connection with the Transactions and (d) fund working capital and other general corporate purposes. The financing adjustments assume that AAR does not obtain or fund the Bridge Credit Facility.

The adjustment to Interest expense, net reflects the incremental interest expense from the issuance of the notes and the borrowings under the Amended Revolving Credit Facility, net of the elimination of the interest expense related to the MRO Existing Credit Agreement and the amortization of debt issuance costs over the respective terms of the notes and Amended Revolving Credit Facility. The actual principal amount, maturity and interest rate for each series of notes offered hereby may vary from the assumptions utilized for purposes of the pro forma condensed combined financial information. Actual interest rates may vary significantly from the pro forma amounts for various reasons, including prevailing interest rates, market conditions and other factors.

A sensitivity analysis on interest expense for the year ended May 31, 2026 and the three months ended August 31, 2026 has been performed to assess the effect of a 50-basis point change in the assumed interest rate on the notes and on borrowings under the Amended Revolving Credit Facility, the latter of which bear interest at a variable rate. The following table shows the resulting change in interest expense:

($ in millions)	For the Three Months Ended August 31, 2026	For the Year Ended May 31, 2026
Notes offered hereby
Increase of 0.5%	$2.4	$9.6
Decrease of 0.5%	$(2.4)	$(9.6)
Amended Revolving Credit Facility
Increase of 0.5%	$0.3	$1.2
Decrease of 0.5%	$(0.3)	$(1.2)

The Intercompany Loan is eliminated in consolidation, so changes in its interest rate have no impact on the unaudited pro forma condensed combined statements of income (loss) information.

The adjustment to Income tax expense (benefit) reflects a consistent tax rate as utilized for the Acquisition Adjustments in Note 4.

Note 6 – Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share calculations reflect the issuance of 5,783.894 shares to the Seller as part of the consideration for the MRO Holdings Acquisition and the issuance of 2,215,791 shares of common stock in the PIPE Offering calculated as if the shares were outstanding from the beginning of the period presented.